Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS PATENT VERDICT
TO AFFECT SECOND QUARTER EARNINGS

LAKE FOREST, Ill., Aug. 1, 2007 -- Brunswick Corporation (NYSE: BC) reported today that on Friday, July 27, a jury found for the plaintiff in a patent infringement suit against Brunswick before the United States District Court of Northern Virginia.  The jury found that Brunswick’s Mercury Marine Group had infringed on a patent of Electromotive, Inc.  The patent at issue had expired in 2006 and describes a method for engine timing and the firing of cylinders.
The jury awarded Electromotive approximately $3 million in damages, representing less than 3 percent of the amount originally sought by Electromotive.  The court had previously rejected Electromotive's claim that the damage award should be trebled, finding that Mercury Marine had not engaged in any willful infringement.
The judgment will be included in the financial statements to be issued with the company’s quarterly report on Form 10-Q for the second quarter to be filed today.  Brunswick will report net earnings from continuing operations for the second quarter of 2007 of $56.9 million, or $0.63 per diluted share.  Previously, the company had reported net earnings from continuing operations of $58.9 million, or $0.65 per diluted share, for the second quarter.   The company said it is maintaining its previously announced full-year earnings estimate of $1.20 to $1.35 per diluted share for 2007.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the success of marketing and cost management programs; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the effect of weather conditions on demand for marine products and retail bowling center revenues; and the ability to successfully integrate acquisitions.  Additional factors are included in the company’s Annual Report on Form 10-K for 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Three Months Ended
	June 30,	July 1,
	2007	2006	% Change

Net sales	$1,522.9	$1,543.1	-1%
Cost of sales	1,190.6	1,188.3	0%
Selling, general and administrative expense	210.3	182.6	15%
Research and development expense	35.7	34.0	5%
Operating earnings	86.3	138.2	-38%
Equity earnings	7.1	6.6	8%
Other income (expense), net	0.2	(2.6)	NM
Earnings before interest and income taxes	93.6	142.2	-34%
Interest expense	(13.3)	(14.2)	-6%
Interest income	1.9	2.5	-24%
Earnings before income taxes	82.2	130.5	-37%
Income tax provision	25.3	36.0
Net earnings from continuing operations	56.9	94.5	-40%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	0.6	(11.3)	NM
Gain (loss) on disposal of discontinued operations, net of tax	(0.2)	-
Net earnings (loss) from discontinued operations	0.4	(11.3)	NM

Net earnings	$57.3	$83.2	-31%

Earnings per common share:
Basic
Net earnings from continuing operations	$0.63	$1.00	-37%
Earnings (loss) from discontinued operations, net of tax	-	(0.12)	NM
Gain (loss) on disposal of discontinued operations, net of tax	-	-

Net earnings	$0.63	$0.88	-28%

Diluted
Net earnings from continuing operations	$0.63	$0.99	-36%
Earnings (loss) from discontinued operations, net of tax	-	(0.12)	NM
Gain (loss) on disposal of discontinued operations, net of tax	-	-

Net earnings	$0.63	$0.87	-28%

Weighted average number of shares used for computation of:
Basic earnings per share	90.5	94.7	-4%
Diluted earnings per share	91.0	95.5	-5%

Effective tax rate (1)	30.8%	27.6%

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$0.63	$0.99	-36%
Non-recurring tax benefits (1)	-	(0.06)	NM

Diluted net earnings from continuing operations, as adjusted	$0.63	$0.93	-32%

(1)	The increase in the effective tax rate for the second quarter of 2007 was primarily due to lower non-recurring tax benefits compared with the second quarter of 2006.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Six Months Ended
	June 30,	July 1,
	2007	2006	% Change

Net sales	$2,909.0	$2,956.4	-2%
Cost of sales	2,280.3	2,288.2	0%
Selling, general and administrative expense	420.2	367.3	14%
Research and development expense	69.2	64.5	7%
Operating earnings	139.3	236.4	-41%
Equity earnings	13.4	11.8	14%
Other expense, net	(0.2)	(2.7)	93%
Earnings before interest and income taxes	152.5	245.5	-38%
Interest expense	(26.9)	(27.8)	-3%
Interest income	3.7	5.4	-31%
Earnings before income taxes	129.3	223.1	-42%
Income tax provision	38.1	54.5
Net earnings from continuing operations	91.2	168.6	-46%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	4.0	(18.0)	NM
Gain (loss) on disposal of discontinued operations, net of tax	7.7	-
Net earnings (loss) from discontinued operations	11.7	(18.0)	NM

Net earnings	$102.9	$150.6	-32%

Earnings per common share:
Basic
Net earnings from continuing operations	$1.00	$1.77	-44%
Earnings (loss) from discontinued operations, net of tax	0.04	(0.19)	NM
Gain (loss) on disposal of discontinued operations, net of tax	0.09	-

Net earnings	$1.13	$1.58	-28%

Diluted
Net earnings from continuing operations	$1.00	$1.76	-43%
Earnings (loss) from discontinued operations, net of tax	0.04	(0.19)	NM
Gain (loss) on disposal of discontinued operations, net of tax	0.09	-

Net earnings	$1.13	$1.57	-28%

Weighted average number of shares used for computation of:
Basic earnings per share	91.0	95.2	-4%
Diluted earnings per share	91.5	96.1	-5%

Effective tax rate (1)	29.5%	24.4%

Supplemental earnings per common share information
Diluted net earnings from continuing operations	$1.00	$1.76	-43%
Non-recurring tax benefits (1)	(0.02)	(0.19)	NM

Diluted net earnings from continuing operations, as adjusted	$0.98	$1.57	-38%

(1)	The increase in the effective tax rate for the first half of 2007 was primarily due to lower non-recurring tax benefits compared with the first half of 2006.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings			Operating Margin
	June 30,	July 1,	%	June 30,	July 1,	%	June 30,	July 1,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat	$732.8	$769.7	-5%	$19.3	$53.1	-64%	2.6%	6.9%
Marine Engine	669.6	668.5	0%	80.3	94.7	-15%	12.0%	14.2%
Marine eliminations	(126.7)	(134.9)		-	-
Total Marine	1,275.7	1,303.3	-2%	99.6	147.8	-33%	7.8%	11.3%

Fitness	144.0	129.7	11%	7.4	7.4	0%	5.1%	5.7%
Bowling & Billiards	103.2	110.1	-6%	(2.7)	0.6	NM	-2.6%	0.5%
Eliminations	-	-		-	-
Corp/Other	-	-		(18.0)	(17.6)	-2%

Total	$1,522.9	$1,543.1	-1%	$86.3	$138.2	-38%	5.7%	9.0%

	Six Months Ended
	Net Sales			Operating Earnings			Operating Margin
	June 30,	July 1,	%	June 30,	July 1,	%	June 30,	July 1,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat	$1,431.8	$1,520.7	-6%	$38.8	$101.5	-62%	2.7%	6.7%
Marine Engine	1,242.2	1,223.5	2%	115.0	139.6	-18%	9.3%	11.4%
Marine eliminations	(262.9)	(276.2)		-	-
Total Marine	2,411.1	2,468.0	-2%	153.8	241.1	-36%	6.4%	9.8%

Fitness	289.0	263.7	10%	15.5	16.3	-5%	5.4%	6.2%
Bowling & Billiards	209.0	224.8	-7%	5.6	13.4	-58%	2.7%	6.0%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(35.6)	(34.4)	-3%

Total	$2,909.0	$2,956.4	-2%	$139.3	$236.4	-41%	4.8%	8.0%

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	June 30,	December 31,	July 1,
	2007	2006	2006
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$278.8	$283.4	$310.6
Accounts and notes receivables, net	575.4	492.3	542.5
Inventories
Finished goods	462.2	410.4	393.4
Work-in-process	328.9	308.4	338.6
Raw materials	141.5	143.1	141.9
Net inventories	932.6	861.9	873.9
Deferred income taxes	240.7	249.9	266.4
Prepaid expenses and other	63.6	85.4	64.4
Current assets held for sale	27.4	105.5	113.5
Current assets	2,118.5	2,078.4	2,171.3

Net property	1,020.9	1,014.9	989.0

Other assets
Goodwill and other intangibles	988.8	986.2	995.3
Investments and other long-term assets	331.3	338.0	385.5
Long-term assets held for sale	24.6	32.8	92.3
Other assets	1,344.7	1,357.0	1,473.1

Total assets	$4,484.1	$4,450.3	$4,633.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.4	$0.7	$1.0
Accounts payable	414.6	448.6	406.5
Accrued expenses	850.1	748.9	786.7
Current liabilities held for sale	19.4	95.0	64.9
Current liabilities	1,284.5	1,293.2	1,259.1

Long-term debt	724.8	725.7	722.6
Other long-term liabilities	544.1	550.9	601.4
Long-term liabilities held for sale	10.7	8.7	6.8
Common shareholders' equity	1,920.0	1,871.8	2,043.5

Total liabilities and shareholders' equity	$4,484.1	$4,450.3	$4,633.4

Supplemental information
Debt-to-capitalization rate	27.4%	28.0%	26.2%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,	July 1,
	2007	2006
Cash flows from operating activities
Net earnings from continuing operations	$91.2	$168.6
Depreciation and amortization	84.8	81.7
Changes in noncash current assets and current liabilities	(97.3)	(150.9)
Income taxes and other, net	55.8	27.0
Net cash provided by operating activities of continuing operations	134.5	126.4
Net cash used for operating activities of discontinued operations	(26.8)	(32.7)
Net cash provided by operating activities	107.7	93.7

Cash flows from investing activities
Capital expenditures	(82.5)	(97.3)
Acquisitions of businesses, net of cash acquired	(1.6)	(74.0)
Investments	4.5	2.7
Proceeds from the sale of property, plant and equipment	1.6	5.4
Other, net	12.4	-
Net cash used for investing activities of continuing operations	(65.6)	(163.2)
Net cash provided by (used for) investing activities of discontinued operations	30.2	(3.5)
Net cash used for investing activities	(35.4)	(166.7)

Cash flows from financing activities
Net issuances (repayments) of commercial paper and other short-term debt	-	0.4
Payments of long-term debt including current maturities	(0.5)	(0.6)
Stock repurchases	(87.2)	(117.3)
Stock options exercised	10.8	13.4
Net cash used for financing activities of continuing operations	(76.9)	(104.1)
Net cash used for financing activities of discontinued operations	-	-
Net cash used for financing activities	(76.9)	(104.1)

Net decrease in cash and cash equivalents	(4.6)	(177.1)
Cash and cash equivalents at beginning of period	283.4	487.7

Cash and cash equivalents at end of period	$278.8	$310.6

Free cash flow from continuing operations
Net cash provided by operating activities of continuing operations	$134.5	$126.4

Net cash provided by (used for):
Capital expenditures	(82.5)	(97.3)
Proceeds from the sale of property, plant and equipment	1.6	5.4
Other, net	12.4	-

Free cash flow from continuing operations	$66.0	$34.5